Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 No. 333-145721) and related Prospectus of LSB Industries, Inc. and to the incorporation by reference therein of our reports dated March 13, 2008, with respect to the consolidated financial statements and schedules of LSB Industries, Inc. and the effectiveness of internal control over financial reporting of LSB Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma

March 26, 2008